Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
July 29, 2021	President and CEO
Phone: 412/364-1911

WVS FINANCIAL CORP. ANNOUNCES NET INCOME AND EARNINGS PER SHARE FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2021

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $256 thousand or $0.15 per diluted share, for the three months ended June 30, 2021 as compared to $345 thousand or $0.20 per diluted share for the same period in 2020. The $89 thousand decrease in net income during the three months ended June 30, 2021 was primarily attributable to a $369 thousand decrease in net interest income, which was partially offset by a $134 thousand decrease in the provision for loan losses, a $49 thousand increase in non-interest income, a $4 thousand decrease in non-interest expense and a $93 thousand decrease in income tax expense. The decrease in net interest income during the three months ended June 30, 2021, when compared to the same period of 2020, was attributable to a $770 thousand decrease in interest income, which was partially offset by a $401 thousand decrease in interest expense. The decrease in interest income was primarily attributable to lower average yields on the Company’s floating rate investment and mortgage-backed securities portfolios and lower average balances in the investment, mortgage-backed securities and loan portfolios. The decrease in interest expense was primarily attributable to lower rates paid on Federal Home Loan Bank (“FHLB”) advances and time deposits, as well as lower average balances of FHLB advances outstanding, during the three months ended June 30, 2021, when compared to the same period in 2020. The increase in non-interest income was primarily the result of a $38 thousand decrease in other-than-temporary impairment losses on the private label mortgage-backed securities (PLMBS), a $7 thousand increase in ATM fee income and a $3 thousand increase in service charges on deposit accounts, which were partially offset by $1 thousand decrease in other income. The decrease in the provision for loan losses during the quarter ended June 30, 2021, when compared to the same period of 2020, was primarily attributable to a decrease in the Company’s average loans outstanding. The decrease in non-interest expense during the quarter ended June 30, 2021 compared to the same period of 2020, was due primarily to a decrease of $23 thousand in deposit insurance expense, partially offset by a $13 thousand increase in employee compensation related expenses. The $93 thousand decrease in income tax expense for the quarter ended June 30, 2021 was primarily attributable to lower levels of taxable income when compared to the same period of 2020.

Net income for the twelve months ended June 30, 2021 totaled $1.3 million or $.74 per diluted share, as compared to $2.5 million or $1.41 per diluted share for the same period in 2020. The $1.2 million decrease in net income during the fiscal year ended June 30, 2021 when compared to fiscal year 2020, was primarily attributable to a $1.8 million decrease in net interest income and an $87 thousand increase in non-interest expense, which were partially offset by a $123 thousand decrease in the provision for loan losses, an increase of $113 thousand in non-interest income and a $425 thousand decrease in income tax expense, when compared to the same period in 2020. The decrease in net interest income during the twelve months ended June 30, 2021 was attributable to a $4.7 million decrease in interest income, which was partially offset by a $3.0 million decrease in interest expense. The decrease in interest income was primarily attributable to lower average yields on the Company’s floating rate investment and mortgage-backed securities, FHLB stock and loan portfolio, and lower average balances of mortgage-backed securities, loans outstanding and FHLB stock, which were partially offset by higher average balances of investment securities when compared to the same period in 2020. The decrease in interest expense was primarily due to lower average market rates paid on FHLB borrowings and time deposits, and lower average balances of FHLB long-term advances outstanding, which were partially offset by higher average time deposit balances, during the fiscal year ended June 30, 2021, when compared to the same period in 2020. The increase in non-interest income was primarily the result of a $75 thousand decrease in other than temporary impairment losses on the private label mortgage-backed securities portfolio, and a $61 thousand increase in gains on the sales of investment securities, which were partially offset by a $19 thousand decrease in service charges on deposit accounts and a $4 thousand decrease in earnings on bank owned life insurance. The increase in non-interest expense was primarily attributable to higher employee compensation and recruitment related expenses of $100 thousand and higher Federal Deposit Insurance Corporation (“FDIC”) insurance premium expenses of $72 thousand during fiscal 2021 when compared to the same period in 2020. These higher costs were partially offset by lower charitable contributions of $50 thousand, a $47 thousand decrease in the provision related to off-balance sheet loan commitments and a $24 thousand decrease in ATM network expenses. The decrease in the provision for loan losses was primarily the result of changes in the associated loan balances. The decrease in income tax expense for the twelve months ended June 30, 2021 when compared to the same period in 2020 was primarily attributable to lower taxable income.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC insured savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	June 30, 2021 (Unaudited)	June 30, 2020 (Unaudited)
Total assets	$346,078	$357,101
Cash and Cash Equivalents	2,551	2,500
Certificates of Deposits	350	1,840
Investment securities available-for-sale	151,577	147,639
Investment securities held-to-maturity	15,489	3,495
Mortgage-backed securities held-to-maturity	82,459	97,106
Net loans receivable	80,684	91,032
Deposits	157,167	151,335
FHLB advances: long-term fixed-rate	10,000	15,000
FHLB advances: long-term variable-rate	25,000	85,000
FHLB advances: short-term	113,093	59,159
Equity	38,389	36,913
Book value per share – Common Equity	20.37	19.36
Book value per share – Tier I Equity	20.11	19.65
Annualized Return on average assets	0.40%	0.69%
Annualized Return on average equity	3.40%	6.90%
Tier I leverage ratio	11.71%	10.16%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2021	2020	2021	2020
Interest income	$1,317	$2,087	$5,754	$10,485
Interest expense	169	570	891	3,854
Net interest income	1,148	1,517	4,863	6,631
Provision for loan losses	(39)	95	(53)	70
Net interest income after provision for loan losses	1,187	1,422	4,916	6,561
Non-interest income	109	60	475	362
Non-interest expense	958	962	3,650	3,563
Income before income tax expense	338	520	1,741	3,360
Income taxes	82	175	445	870
NET INCOME	$256	$345	$1,296	$2,490
EARNINGS PER SHARE:
Basic	$0.15	$0.20	$0.74	$1.41
Diluted	$0.15	$0.20	$0.74	$1.41
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,745,140	1,753,946	1,748,592	1,768,201
Diluted	1,745,140	1,753,946	1,748,592	1,768,201